UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2007

E COM VENTURES, INC.

(Exact name of registrant as specified in its charter)

Florida	0-19714	65-0977964
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

251 International Parkway

Sunrise, Florida 33325

(Address of principal executive offices) (Zip Code)

(954) 335-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 21, 2007, E Com Ventures, Inc. (“E Com”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Model Reorg, Inc. (“Model”), the holders of all the outstanding capital stock of Model (the “Shareholders”), and Model Reorg Acquisition LLC, a wholly-owned subsidiary of E Com (“Merger Sub”). The Merger Agreement is attached to this Report as Exhibit 2.1. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Model will merge into Merger Sub (the “Merger”) and the outstanding shares of Model capital stock will be converted into the right to receive an aggregate of 5,900,000 shares of E Com’s common stock and warrants to acquire an aggregate of 1,500,000 shares of E Com common stock with an exercise price of $23.94 per share. The warrants will have a 10-year term, will not be exercisable for the first three years after the Merger and will not be transferable, with limited exceptions. The form of warrant is attached as Exhibit A to the Merger Agreement. As a result of the Merger, Model will become a wholly-owned subsidiary of E Com.

Consummation of the Merger is subject to a number of conditions, including approval by the holders of a majority of the issued and outstanding shares of E Com, expiration of the waiting period under the Hart-Scott-Rodino Act, approval by NASDAQ of the listing of the shares to be issued, and the availability of a new $280 million secured credit facility to replace E Com’s and Model’s existing third party credit facilities. The Merger Agreement contains certain termination rights for both E Com and Model and requires the Shareholders to indemnify E Com against certain contingencies relating to Model. E Com will retain in escrow 295,000 shares from those issuable to the Shareholders at the closing of the Merger in order to secure their indemnification obligations under the Merger Agreement. E Com will retain the escrow shares until 30 days after the filing of E Com’s first Form 10-K with the SEC that includes audited financial statements covering at least six months of operations of the combined company. During that escrow period, the Shareholders will be entitled to vote the escrow shares but any dividends, distributions or earnings on the shares will be retained in a bank account and paid only as and when the shares are released from escrow.

In addition, pursuant to the Merger Agreement, E Com and the Shareholders will execute a “piggyback” Registration Rights Agreement under which the Shareholders would have the right to require E Com to include the shares received in the Merger in certain registration statements that E Com may file with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933. The Registration Rights Agreement provides that the registration rights of the Shareholders would be pro rata with registration rights E Com may grant in the future to persons providing financing or selling businesses or assets to E Com. The form of Registration Rights Agreement is attached as Exhibit B to the Merger Agreement.

The Merger Agreement also requires Model to refinance debt owed by Model to an affiliate. The refinancing is to be through a $50 million three-year term loan from the affiliate and, if needed, a transfer of inventory from Model to the affiliate to pay any remaining balance. The new affiliate loan will be subordinated to the new secured credit facility described above.

The foregoing description of certain terms of the Merger Agreement, warrant and Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof, copies of which are attached as Exhibit 2.1 hereto and are incorporated herein by reference. The representations and warranties contained in the Merger Agreement were made only for purposes of that Agreement and as of specific dates, were solely for the benefit of the parties thereto, and are subject to limitations agreed to between the parties, including that they are qualified by disclosures between the parties. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Following the merger, the Nussdorf family, which currently owns 36.4% of E Com’s outstanding common stock, would own approximately 70.9% of E Com’s outstanding common stock. Giving effect to the conversion of the $5 million E Com subordinated note currently held by them and the exercise of the warrants to be issued to them in the Merger, but not assuming the exercise of any outstanding options held by E Com officers and directors, they would own approximately 74.5% of E Com’s common stock.

Where to Find Information About the Merger

In connection with the proposed Merger, E Com will file a proxy statement and other documents regarding the transaction with the SEC. E Com shareholders are urged to read the proxy statement when it becomes available because it will contain important information. Investors and shareholders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by E Com with the SEC for free on the SEC’s web site, www.sec.gov. They may also obtain copies for free from E Com Investor Relations at 251 International Parkway, Sunrise, Florida 33325.

Item 7.01. Regulation FD Disclosure.

On December 21, 2007, E Com issued a press release, a copy of which is furnished as Exhibit 99.1 hereto, announcing that it had entered into the Merger Agreement.

Item 9.01. Financial Statements and Exhibits.

2.1	Agreement and Plan of Merger dated as of December 21, 2007, by and among E Com Ventures, Inc., Model Reorg, Inc., the stockholders of Model Reorg, Inc. named therein, and Model Reorg Acquisition LLC.

99.1	Press release issued by E Com Ventures, Inc. on December 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

E COM VENTURES, INC.

Date: December 21, 2007	By:	/s/ Donovan Chin
Donovan Chin,
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger dated as of December 21, 2007, by and among E Com Ventures, Inc., Model Reorg, Inc., the stockholders of Model Reorg, Inc. named therein, and Model Reorg Acquisition LLC.

99.1	Press release issued by E Com Ventures, Inc. on December 21, 2007.